Steven Morse, Esq.
Morse & Morse, PLLC
1400 Old Country Road, Suite 320
Westbury, NY 11590
516-487-1446
516-487-1452/fax
morgold@aol.com

EXHIBIT 5.1

September 6, 2007

Board of Directors
BlastGard International, Inc.
2451 McMullen Booth Road, Ste. 207
Clearwater, FL 33759

 Re:

Opinion of Counsel

Registration Statement on Form SB-2 - File # 333-137858

Gentlemen:

You have requested our opinion, as counsel for BlastGard International, Inc., a Colorado corporation (the “Company”), in connection with a registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933, as amended, filed by the Company with the Securities and Exchange Commission for the resale of 5,435,806 shares (the “Registered Shares”) of common stock, $.001 par value (the “Common Stock”), by the selling security holders named in the Registration Statement, including 150,000 newly registered outstanding shares of Common Stock and 4,333,667 shares (originally registered under File # 333-135815) and 953,139 shares (originally registered under File # 333-121455), for which the Registration statement acts as a Post-Effective amendment pursuant to Rule 429.  More specifically, the securities included in the Post-Effective Amendment pursuant to Rule 429 include the resale of the following shares of Common Stock:

•

1,452,000 outstanding shares;

•

556,170 shares issuable upon exercise of Class A Warrants;

•

146,969 shares issuable upon exercise of Class B Warrants;

•

72,000 shares issuable upon exercise of Class C Warrants;

•

72,000 shares issuable upon exercise of Class D Warrants;

•

36,000 shares issuable upon exercise of Class E Warrants;

•

770,667 shares issuable upon exercise of Class F Warrants;

•

330,000 shares issuable upon exercise of other Warrants ranging in exercise prices from $1.00 per share to $5.00 per share; and

•

2,000,000 shares issuable upon conversion of debt at $.30 per share.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that 5,435,806 shares of common stock that are either outstanding, issuable upon exercise of warrants or issuable upon conversion of notes will be, when issued in the manner described in the Registration Statement, duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Sincerely,
/s/ MORSE & MORSE, PLLC